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                                                                   EXHIBIT A(ii)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              DECLARATION OF TRUST
                                       OF

                 Van Kampen American Capital Senior Income Trust

           Pursuant to 950 CMR 109.04 of the Massachusetts General Law



                  1. The name of the trust is Van Kampen American Capital Senior Income Trust (the "Trust") and its Declaration of Trust was originally filed with the Commonwealth of Massachusetts on April 8, 1998.

                  2. Pursuant to this Certificate of Amendment, the name of the Trust will be changes to "Van Kampen Senior Income Trust". To effect this change, Article 1. of the Declaration of Trust is hereby amended to read as follows:

                      1. The name of the Trust is: Van Kampen Senior Income Trust ("Trust").

                  3. Such name change shall become effective as of the close of business on Friday, August 28, 1998.



                  IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed this 6th day of August, 1998




                            ------------------------------
                            Name:  Wayne W. Whalen
                            As Trustee and not individually